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                              STANDSTILL AGREEMENT


      THIS STANDSTILL AGREEMENT ("Agreement"), dated as of October 25, 2001, is entered into by and between NetRatings, Inc. a Delaware corporation ("NetRatings"), and VNU N.V., a Netherlands corporation ("VNU").

      1. VNU agrees that, for the period (the "Standstill Period") beginning on the date of this Agreement and ending on the earlier of (i) January 25, 2003 or (ii) the termination of that certain Agreement and Plan of Reorganization, dated as of October 25, 2001, between NetRatings, Estancia Acquisition Corporation, ACNielsen eRatings.com, and ACNielsen Corporation, as amended from time to time (the "Merger Agreement"), neither VNU nor any of its affiliates, as defined in Rule 405 under the Securities Act of 1933, as amended ("Affiliates"), other than individuals will, without the prior written consent of NetRatings upon approval of its board of directors, including a majority of the directors not affiliated with VNU or any of its Affiliates, other than NetRatings (the "Nonaffiliated Directors"):

            (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, tender or exchange offer, merger, business combination, or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of NetRatings (collectively, "Securities"); provided, however, that VNU shall have the right to purchase or otherwise acquire Securities of NetRatings as long as, after giving effect to such purchase or other acquisition, VNU and its Affiliates (excluding individuals) would not own more than that percentage of the outstanding common stock of NetRatings, determined on a fully-diluted basis (the "Maximum Percentage"), which is equal to the percentage of such outstanding common stock, determined on a fully-diluted basis, owned by VNU and its Affiliates (excluding individuals) at the beginning of the Standstill Period;

            (b) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any transaction prohibited by Section 1(a); or

            (c) form, join or in any way participate in a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, that would result in any of the foregoing prohibited transactions, other than through its control of its subsidiaries and other entities that VNU controls.

      Notwithstanding anything to the contrary contained herein, VNU and its Affiliates may engage in and consummate the transactions contemplated by the Merger Agreement. Further, in no event shall it constitute a breach or violation by VNU or any of its Affiliates of the covenants contained in paragraphs (a) through (c) of this Section 1 if VNU and its Affiliates acquire, directly or indirectly, shares of NetRatings common stock in excess of the Maximum Percentage if such acquisition results by virtue of actions or inactions on the part of NetRatings, including the repurchase, redemption or other acquisition by NetRatings of any of its Securities.

      2. NetRatings shall be entitled to seek equitable relief by way of injunction if VNU or any of its representatives materially breaches or threatens to materially breach any of the provisions of this Agreement.


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      3.    This Agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modifications of this Agreement or waiver of the terms and conditions hereof shall be binding upon the parties, unless approved in writing by each of the parties. In addition, no such modification or waiver by NetRatings shall be binding on it unless approved by its board of directors, including a majority of the Nonaffiliated Directors.

      4. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to transactions entered into and to be performed wholly within Delaware between Delaware residents.

      5. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below.

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
Date: October 25, 2001             NetRatings, Inc.
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                                   By:    /s/ David J. Toth
                                          ------------------------------
                                   Title: Chief Executive Officer, President and
                                          --------------------------------------
                                           Director
                                          --------------------------------------



Date: October 25, 2001             VNU N.V.
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                                   By:    /s/ Michael Connors
                                          --------------------------------------
                                   Title: Executive Director
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                   Signature Page to the Standstill Agreement